6:
As filed with the Securities and Exchange Commission on May 12, 2004.
Registration No. 333-____________
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
Registration Statement under The Securities Act of 1933

Air-Q Wi-Fi Corporation
(Exact Name of Registrant as Specified in its Charter)
DELAWARE	01-0623010
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808 (225) 923-1034
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)

Research and Consulting Services Agreement
(Full title of the plan)

David Loflin, President	Air-Q Wi-Fi Corporation
5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808
(225) 923-1034
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:	Eric Newlan, Esq. NEWLAN & NEWLAN 819 Office Park Circle Lewisville, Texas 75057 972-353-3880

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.0001 par value	35,000 issued shares	$2.05(1)	$71,750	$9.09
Total	35,000 shares		$71,750	$9.09
(1)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the last trade price reported on the OTC Bulletin Board on May 10, 2004, $2.05 per share.

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PROSPECTUS
Air-Q Wi-Fi Corporation
35,000 Shares of Common Stock ($.001 par value per share)
Issued Pursuant to a Consulting and Legal Services Agreement

This prospectus is part of a registration statement which registers 35,000 shares of common stock, $.001 par value per share, of Air-Q Wi-Fi Corporation, which have been issued, as described herein, to T. Alan Owen & Associates, P.C., a consultant to our company, pursuant to a consulting and legal services agreement. T. Alan Owen & Associates, P.C. has been issued a total of 35,000 shares of our common stock pursuant to its agreement. T. Alan Owen & Associates, P.C. is a selling shareholder under this prospectus. The shares were issued to T. Alan Owen & Associates, P.C. pursuant to a compensation contract which provides for the issuance of the common stock to it. The selling shareholder has advised us that it may sell all or a portion of its shares of common stock from time to time in the market in negotiated transactions, directly through brokers, or otherwise, and that these shares will be sold at market prices prevailing at the time of any sales or at negotiated prices.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and, if given or made, this information or representation must not be relied upon as having been authorized by us. Nothing contained herein shall, under any circumstance, create any implication that there has been no change in the affairs of Air-Q Wi-Fi Corporation since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is May 11, 2004

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Air-Q Wi-Fi Corporation, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms. The registration statement and our other SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

INFORMATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by us with the SEC are incorporated by reference and made a part hereof:
1.	Annual Report on Form 10-KSB/A for the year ended December 31, 2003; and
2.	Current Report on Form 8-K, date of event: March 2, 2004.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of each such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Air-Q Wi-Fi Corporation hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for copies should be directed to: Corporate Secretary, Air-Q Wi-Fi Corporation, 5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808.

THE COMPANY

We are a start-up business. Our management has committed all available current and future capital and other resources to expanding our “Wi-Fi” (wireless fidelity) Internet access services (these services are referred to as our Wi-Fi services). We currently provide Wi-Fi services to a small number of customers in Baton Rouge, Louisiana, and Phoenix, Arizona.

The term “Wi-Fi” is short for “wireless fidelity” and refers to an industry standard for wireless equipment that meets published 802.11(x) standards. Wi-Fi equipment operates in unlicensed spectra, such as 2.4 and 5.8 GHz.

CONSULTING AND LEGAL SERVICES AGREEMENT AND ISSUANCE OF COMMON STOCK

In November 2003, we entered into a consulting and legal services agreement with T. Alan Owen & Associates, P.C. Pursuant to that agreement, we have issued T. Alan Owen & Associates, P.C. a total of 35,000 shares of our common stock. Under the terms of this agreement, T. Alan Owen & Associates, P.C. has agreed to provide consulting and legal services for a period of one year. None of the shares of common stock to which this prospectus relates is issued pursuant to any program or plan and are not being administered by either the board of directors or any committee thereof.

The sale of any shares of common stock issued under the agreement with T. Alan Owen & Associates, P.C. must be made in compliance with federal and state securities laws. Officers, directors and 10%-or-greater shareholders, as well as certain other persons who may be deemed to be "affiliates" of our company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.

SALES BY SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock held, directly or indirectly, the amount of common stock to be owned by the selling shareholder following the sale of the shares of common stock hereunder and the percentage of shares of our common stock to be owned by the selling shareholder following completion of this offering.

Name of Selling Shareholder	Number of Shares Owned	Shares to be Offered	Shares to be Owned After Offering	% to be Owned After Offering
T. Alan Owen & Associates, P.C.(1)	35,000	35,000	0	0%
(1)	T. Alan Owen & Associates, P.C.’s address is 1112 East Copeland Road, Suite 420, Arlington, Texas 76011.

DESCRIPTION OF COMMON STOCK
Common Stock

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our shareholders. Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Transfer Agent and Registrar
Securities Transfer Corporation, Frisco, Texas, is the transfer agent and registrar for our common stock.

INDEMNIFICATION

Our restated certificate of incorporation contains provisions limiting the liability of directors. Our restated certificate of incorporation provides that a director will not be personally liable to us or to our shareholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

-	any breach of the director’s duty of loyalty to us or to our shareholders;
-	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
-	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
-	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as state or federal securities laws or state or federal environmental laws.

In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and under our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

LEGAL MATTERS

The law firm of Newlan & Newlan, Lewisville, Texas, has acted as our legal counsel in connection with the registration statement of which this prospectus forms a part and related matters. The partners of Newlan & Newlan own, indirectly, a total of 2,311,000 shares of our common stock.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The documents listed in (1) and (4) below are incorporated by reference in this registration statement. All documents subsequently filed by Air-Q Wi-Fi Corporation pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

1.	Annual Report on Form 10-KSB/A for the year ended December 31, 2003; and
2.	Current Report on Form 8-K, date of event: March 2, 2004.
Item 4. Description of Securities.

We are authorized to issue up to 200,000,000 shares of common stock, $.001 par value per share. Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our shareholders. Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.

Our restated certificate of incorporation contains provisions limiting the liability of directors. Our restated certificate of incorporation provides that a director will not be personally liable to us or to our shareholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

-	any breach of the director’s duty of loyalty to us or to our shareholders;
-	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
-	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
-	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as state or federal securities laws or state or federal environmental laws.

In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and under our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Inasmuch as the consultant who received shares of common stock is knowledgeable, sophisticated and had access to comprehensive information relevant to Air-Q Wi-Fi Corporation, such transaction was undertaken in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. As a condition precedent to such issuance, the consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from Air-Q Wi-Fi Corporation, in the absence of sale pursuant an effective registration statement or a valid exemption therefrom.

Item 8. Exhibits.
Exhibit No.	Description
5.1	Opinion of Newlan & Newlan, Attorneys at Law, re: Legality.
10.1	Consulting and Legal Services Agreement between Air-Q Wi-Fi Corporation and T. Alan Owen & Associates, P.C.
23.1	Consent of Malone & Bailey, PLLC, independent auditor.
23.2	Consent of Newlan & Newlan, Attorneys at Law.
Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(a)

To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 11th day of May, 2004.

AIR-Q WI-FI CORPORATION

By:	/s/ DAVID LOFLIN
David Loflin President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ DAVID LOFLIN		May 11, 2004
David Loflin	President (Principal Executive Officer), Principal Accounting Officer (Principal Financial Officer) and Director

/s/ WADDELL D. LOFLIN		May 11, 2004
Waddell D. Loflin	Vice President, Secretary and Director

/s/ GREGORY A. BONNER		May 11, 2004
Gregory A. Bonner	Director

/s/ IRA R. WITKIN		May 11, 2004
Ira R. Witkin	Director